                                                                  EXHIBIT (a)(7)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated October 23, 1995, and the related Letter of Transmittal. The Offer is being made to all holders of Shares; provided, that the Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Goldman, Sachs & Co. or Dean Witter Reynolds Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                                 $ 315,250,000


                      Notice of Offer to Purchase for Cash
                                       by
                        Pacific Gas and Electric Company

         4,850,000 Shares of its 7.44% Redeemable First Preferred Stock
            ($25 Par Value) at a Purchase Price of $25.85 Per Share
                              CUSIP NO. 694308719
         2,910,000 Shares of its 7.04% Redeemable First Preferred Stock
            ($25 Par Value) at a Purchase Price of $26.80 Per Share
                             CUPSIP NO. 694308685
        4,850,000 Shares of its 6 7/8% Redeemable First Preferred Stock
            ($25 Par Value) at a Purchase Price of $25.25 Per Share
                             CUPSIP NO. 694308677
     Pacific Gas and Electric Company, a California corporation (the "Company"), invites the holders of 7.44% Redeemable First Preferred Stock ($25 par value) (the "7.44% Preferred") to tender their shares of such stock (the "7.44% Shares") at a price of $25.85 per 7.44% Share, the holders of 7.04% Redeemable First Preferred Stock ($25 par value) (the "7.04% Preferred") to tender their shares of such stock (the "7.04% Shares") at $26.80 per 7.04% Share and the holders of 6 7/8% Redeemable First Preferred Stock ($25 par value) (the "6 7/8% Preferred") to tender their shares of such stock (the "6 7/8% Shares") at a price of $25.25 per 6 7/8% Share (together, the "Shares") (the 7.44% Preferred, the 7.04% Preferred and the 6 7/8% Preferred, each a "Series of Preferred"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will purchase all Shares validly tendered and not withdrawn up to the 4,850,000 Shares sought of the 7.44% Preferred, the 2,910,000 Shares sought of the 7.04% Preferred and the 4,850,000 Shares sought of the 6 7/8% Preferred (each, the "Amount Sought"), upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described in the Offer to Purchase. Shares not purchased because of proration will be returned.

     The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to other conditions. See "Terms of the Offer - Certain Conditions of the Offer" in the Offer to Purchase.
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THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON MONDAY, NOVEMBER 20, 1995 UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------
     The Company will purchase all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration. The Purchase Price will be paid in cash, net to the seller, with respect to all Shares purchased. Shares not purchased because of proration will be returned.

     Upon the terms and subject to the conditions of the Offer, if more Shares than the Amount Sought of a Series of Preferred (or, if decreased as described in the Offer to Purchase, such lesser number as the Company may elect to purchase pursuant to the Offer) have been validly tendered and not withdrawn on or prior to the Expiration Date with respect to that Series of Preferred, the Company will purchase Shares of that Series of Preferred from each tendering holder on a pro rata basis, subject to adjustment to avoid the purchase of fractional Shares.

     The Company believes that the purchase of Shares is economically attractive to the Company. In addition, the Offer gives shareholders the opportunity to sell their Shares at a price greater than the market price prevailing prior to the announcement of the Offer and without the usual transaction costs associated with a market sale.

     Neither the Company nor its Board of Directors makes any recommendation to any holder of Shares as to whether to tender all or any Shares. Each shareholder must make his or her own decision as to whether to tender Shares and, if so, how many Shares to tender.

     The Company reserves the right, at any time or from time to time, to extend the period of time during which the Offer is open with respect to a Series of Preferred by giving oral or written notice of such extension to the Depositary.

     The Company will pay a $0.375 per Share soliciting fee to the broker, dealer, commercial bank or trust company, if any, designated by the holder tendering such Share subject to the conditions set forth in the Offer to Purchase.

     Tenders of Shares of a Series of Preferred made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date with respect to such Series of Preferred. Thereafter, such tenders are irrevocable, except that they may be withdrawn after Tuesday, December 19, 1995 unless theretofore accepted for payment by the Company as provided in the Offer to Purchase. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of the addresses or facsimile numbers set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the Offer to Purchase) (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and the name of the registered holder (if different from the name of such account). Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described under "Terms of the Offer - Procedure for Tendering Shares" in the Offer to Purchase at any time prior to the applicable Expiration Date.

     The Company will be deemed to have purchased tendered Shares as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of Shares.

     The information required to be disclosed by Rule 13e-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     Copies of the Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses listed below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent or the Dealer Managers, and such copies will be furnished promptly at the Company's expense.

     Holders of Shares may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

     Information on the Offer is available from "MCM Corporate Watch Services" on Telerate page 41993.

                    The Information Agent for the Offer is:
                             D.F. King & Co., Inc.
                                77 Water Street
                            New York, New York 10005

                        Banks and Brokers Call Collect:
                                 (212) 269-5550
                           All Others Call Toll Free:
                                 (800) 549-6650

                     The Dealer Managers for the Offer are:

                  Goldman, Sachs & Co.       Dean Witter Reynolds Inc.
                 Liability Management Group          Two World Trade Center
                 85 Broad Street                    New York, New York 10048
                 New York, New York 10004              (800) 255-3665
                 (800) 828-3162
October 23, 1995